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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE


                    AUTOTOTE RAISES $4.42 MILLION IN CAPITAL
                          THROUGH SALE OF COMMON STOCK


New York, October 19, 1995 - AUTOTOTE CORPORATION [NASDAQ/NMS:TOTE] today announced that it has raised $4.42 million through the sale of 1.56 million shares of Class A Common Stock in accordance with the provisions of a Regulation S off-shore offering of securities. The Company will use the net proceeds from the sale to repay a portion of the revolving loans outstanding under its bank credit agreement.

     These shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

                                     # # #

     AUTOTOTE CORPORATION designs and manufactures computerized wagering equipment and provides facilities management for use in off-track wagering, lotteries and legalized sports betting facilities. Autotote's systems are in use in the United States, Europe, Central and South America, Canada, Mexico and the Far East.

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